Exhibit 99.1

Uranium Resources, Inc. Provides Second Quarter 2012 Update

LEWISVILLE, Texas--(BUSINESS WIRE)--August 9, 2012--Uranium Resources, Inc. (NASDAQ: URRE) (“URI” or the “Company”), today provided an update on the Company’s activities, its liquidity position and its strategy and outlook for 2012.

Access Agreement with Navajo Nation

On July 31, 2012, URI announced that its wholly-owned subsidiary Hydro Resources, Inc. (“HRI”) came to an agreement with the Navajo Nation regarding temporary access for its Churchrock Section 8 (“Section 8”) property via Sections 9 and 17. The agreement is intended by both parties to settle the alleged trespass issue related to the Notice of Violation and Order to Comply with the Navajo Nation Civil Trespass Act received by the Company on April 5, 2012. Additionally, it provides access for regulatory requirements including on site visits with the Nuclear Regulatory Commission, but does not allow for any construction activities or earth disturbances.

Under the terms and for the duration of this agreement, HRI has agreed to the jurisdiction of the Navajo Nation. HRI has also offered to complete remediation of any radioactive contamination on Sections 17 or 8 prior to commencing in situ leach recovery operations on Section 8.

Don Ewigleben, President and CEO of URI, commented, “We believe this initial agreement is a significant step forward toward the advancement of our economically viable Churchrock Section 8 project. We are actively in discussions with the Navajo Nation on a comprehensive agreement and are in the process of developing specific cost and timelines for the remediation work.”

Advancement of Churchrock Section 8 Continues to be a Priority

The Churchrock Section 8 area contains 6.5 million pounds of in-place non-reserve mineralized uranium material. Section 8 falls within the Company’s underground injection control permit and NRC licenses, both of which are in timely renewal and in the process of being renewed. The NRC license addresses in total 27.4 million pounds of in-place, non-reserve, mineralized uranium material for the Company’s Churchrock/Crownpoint Project.

The Section 8 project capital requirements are expected to be approximately $50 million for well field development, with staggered production expanding to a total of seven well fields for an estimated one million pounds of annual production. At peak production, URI expects there will be approximately 60 employees in New Mexico and another 35 in Texas, excluding independent contractors. The Company is in discussion with certain royalty owners on the project that, if successful, may provide an increased rate of return on the project.

Given the recent agreement with the Navajo Nation and the need to develop a remediation plan, the Company is reevaluating its production schedule.

Mr. Ewigleben noted, “Given indications by various investors, we have a great deal of confidence in finding supporting funds for this project, but are still evaluating the best approach. The results of the feasibility study have confirmed that development of the project is technically and economically viable. We do not believe that the remediation work will be a deterrent to the project, although we are reviewing our production timeline.”

URI continues to refine the feasibility study performed on Section 8 and is utilizing the study in confidential negotiations with various parties. The Company is developing a plan for confirmation drilling to provide additional support for parties requiring validation of historical data, including potential lenders.

In June 2011, URI received confirmation from the New Mexico Environment Department (“NMED”) that its discharge plan is in timely renewal and that the NMED is currently conducting technical review of its renewal application. A Complaint for Declaratory and Injunctive Relief and a Motion for Preliminary Injunction was filed by a petitioner against the timely renewal. URI’s motion questioning the standing of the plaintiff to bring the action is set for hearing on August 20, 2012.

Neutron Acquisition Expected to Close on August 31 Pending Shareholder Approvals

On March 1, 2012, the Company announced the signing of a definitive agreement to acquire 100% of the equity of Neutron Energy, Inc. in a stock-for-stock transaction. The value of the acquisition for URI includes:

  Synergistic mid-term and long-term uranium assets located in the Grants Mineral Belt of New Mexico, including the Cebolleta and Juan Tafoya projects
  Over 52 million pounds of in-place, non-reserve, mineralized uranium material
  A previously permitted uranium mill site on the east side of Mt. Taylor that had housed a never used conventional mill since torn down
  Combined, the companies will have over 206,000 acres of uranium holdings in New Mexico
  Positions URI as one of the largest U.S. uranium development companies

Assuming shareholder approvals are received, the transaction is expected to close on or about August 31, 2012. Mr. Ewigleben stated, “This acquisition will represent a significant consolidation of uranium properties in New Mexico and will position URI as one of the largest U.S.-based uranium development companies. It also provides the combined company with significant scale, strategic resource development synergies in the Ambrosia Lake region and a previously permitted conventional mill site.”

Texas Los Finados Exploration Continuing; Kingsville Dome Pond Activities Progressing Well

  Phase II work on the joint Los Finados exploration project with Cameco is scheduled to be completed in November 2012. Under Phase II thus far, 32 holes have been drilled at an average depth of 1,170 feet with an additional 15 holes planned. Of the total $1.5 million that was committed by URI to complete Phase II, $1 million is being funded by Cameco, who currently has earned a 40% interest in the project and will have 50% interest after Phase II completion. URI has until November 30, 2012 to make a decision regarding moving on to Phase III.

  In order to accommodate production in New Mexico and be in a position to return to production in Texas, URI is in the process of refurbishing the Kingsville Dome holding ponds. Total capital and operating costs for the refurbishment project is estimated at $2.9 million. URI expects to generate up to 40,000 to 50,000 pounds of U3O8 as a by-product of this activity.
  Continued restoration activities at the Company’s three most recent South Texas projects included approximately 4.5 billion gallons of water processed to date. Restoration activities continue at KVD PA3 and Vasquez PA1 and PA2. Groundwater restoration has been completed at the Rosita PA1 and PA2 well fields, which are currently being monitored for stability. Final closure on these areas is expected by the third quarter of 2012.

Liquidity Position

Cash at June 30, 2012 was $2.8 million compared with $2.9 million at December 31, 2011. As part of the merger agreement, URI has supplied Neutron with $3.2 million in cash for their budget to date and an additional $0.2 million for an asset purchase in the first quarter of 2012. As of August 3, 2012, URI had $2.0 million in cash. URI, at its option, can receive $5 million through the sale of additional shares to Resource Capital Fund V L.P. (“RCF”) at the closing of the Neutron merger. The share price will be based off the lower of $0.97 or the volume weighted average trading price of URI common stock on the NASDAQ exchange of the previous 20 trading days prior to the closing of the merger.

During the second quarter, no common stock was sold under the Company’s existing At-The-Market Sales Agreement (“ATM”) with BTIG, LLC. In late July, the Company sold 2.66 million shares under the ATM program, raising net proceeds of $1.455 million. URI has a total of $11.4 million in share value available for future sales under the ATM.

URI incurred cash expenditures from its operating and investing activities during the first six months of $11.5 million. With current cash on hand, the RCF option and the ATM agreement, the Company expects it has sufficient funding for approximately twelve months of operations.

Outlook

Mr. Ewigleben concluded, “While the uranium market faces uncertainty and weakness in the near term, the long-term fundamentals are strong. Two reactors were put back in operation at the Ohi plant in Japan, which is expected to potentially open the door for additional restarts. China’s aggressive plan to continually bring new reactors online to meet its growing energy needs also creates new demand for uranium. This expansion, combined with additional emerging markets facing growing energy requirements and the expiration of the HEU agreement with Russia at the end of 2013, we expect will drive uranium prices in the long term. It is our intention to capitalize on the supply-demand imbalance by maintaining our strategic focus and getting back to production.”

NASDAQ Extension

URI was granted an additional 180-day grace period until January 14, 2013 to regain compliance with NASDAQ’s minimum $1.00 bid price per share rule. Under NASDAQ listing rules, the Company was granted this extension because it met the continued listing requirement for market value of publicly held shares and all other applicable NASDAQ listing requirements, except the bid price requirement, and the Company provided written notice to NASDAQ of its intention to cure the bid price deficiency during the second compliance period. The Company will regain compliance with the minimum bid requirement if, at any time prior to January 14, 2013, the bid price for the Company's common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days.

Teleconference and Webcast

URI will host a conference call and webcast on August 10, 2012 at 11:30 a.m. ET. During the call, management will provide an update on URI’s strategies, outlook, and progress in advancing its Texas and New Mexico properties. A question-and-answer session will follow.

The URI conference call can be accessed by dialing (201) 689-8471. The live listen-only audio webcast can be monitored on the Company’s website at www.uraniumresources.com, where it will be archived afterwards.

A telephonic replay will be available from 2:30 p.m. ET the day of the teleconference until Friday, August 17, 2012. To listen to the archived call, dial (858) 384-5517 and enter replay pin number 396245. A transcript will also be placed on the Company’s website, once available.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years, along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports. None of URI’s properties is currently in production.

URI’s strategy is to fully develop its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium assets or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Additional Information

Uranium Resources, Inc., a Delaware corporation (“URI”) entered into, among other transaction documents, a definitive merger agreement on March 1, 2012, by and among URI, URI Merger Corporation, a Nevada corporation and an indirect wholly-owned subsidiary of URI (“Merger Sub”), and Neutron Energy, Inc., a Nevada corporation (“Neutron”) under which Merger Sub will be merged with and into Neutron, with Neutron continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of URI (the “Transaction”). In connection with the proposed Transaction, URI has filed a registration statement on Form S-4, including a joint proxy statement/prospectus and other relevant documents with the Securities and Exchange Commission (the “SEC”) and has mailed the joint proxy statement/prospectus to stockholders. Stockholders are urged to read the registration statement and joint proxy statement/prospectus, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. The registration statement and joint proxy statement/prospectus as well as other filings containing information about URI and Neutron, can be obtained without charge at the Company’s website or by directing a request to URI: Regan & Associates, Inc., 1.800.737.3426.

URI and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of URI in connection with the proposed Transaction. Information about the directors and executive officers of URI is set forth in the proxy statement for URI’s 2012 annual meeting of stockholders, as filed with the SEC on April 30, 2012. Additional information regarding the interests of those participants and other persons who may be deemed participants in the proposed Transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed Transaction. Investors may obtain free copies of these documents as described above.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, access to properties, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, receiving shareholder approval of the Neutron transaction, realizing the benefits of the merger and resource development synergies, the exploration upside of the acquired properties, the Company’s ability to acquire other properties, the benefit of permitting on private lands, the effect of additional major investors with mining investment experience, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

TABLES FOLLOW.

URANIUM RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$2,824,375	$2,890,263
Receivables, net	206,690	123,336
Notes receivable	3,156,765	—
Prepaid and other current assets	119,267	165,509
Total current assets	6,307,097	3,179,108

Property, plant and equipment, at cost:
Uranium properties	85,662,769	82,768,867
Other property, plant and equipment	1,030,043	868,454
Less-accumulated depreciation, depletion and impairment	(65,053,086)	(64,791,294)
Net property, plant and equipment		18,846,027

Long-term investment:
Certificates of deposit, restricted	9,426,509	9,379,794
	$37,373,332	$31,404,929
Current liabilities:
Accounts payable	$2,793,107	$1,148,812
Current portion of asset retirement obligations	1,294,910	1,227,125
Royalties and commissions payable	665,745	665,745
Accrued interest and other accrued liabilities	401,931	374,088
Current portion of capital leases	77,144	65,161
Total current liabilities	5,232,837	3,480,931

Asset retirement obligations	3,265,182	3,508,634
Other long-term deferred credits	500,000	500,000
Long term capital leases, less current portion	35,317	54,071
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2012—106,420,250; 2011—94,005,006	106,458	94,043
Paid-in capital	181,637,640	169,904,203
Accumulated deficit	(153,844,684)	(146,577,535)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	27,889,996	23,411,293
	$37,373,332	$31,404,929

URANIUM RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Uranium sales	$—	$—	$—	$—
Total revenue	—	—	—	—
Costs and expenses:
Cost of uranium sales
Operating expenses	923,429	213,960	1,143,837	365,109
Accretion/amortization of asset retirement obligations	23,624	30,820	46,743	69,019
Depreciation and depletion	110,996	158,453	227,318	331,182
Impairment of uranium properties	482,849	282,184	751,772	588,098
Exploration expenses	30,744	16,789	57,459	108,687
Total cost of uranium sales	1,571,642	702,206	2,227,129	1,462,095
Loss from operations before corporate expenses	(1,571,642)	(702,206)	(2,227,129)	(1,462,095)

Corporate expenses—
General and administrative	2,183,553	1,968,427	5,196,689	4,267,418
Depreciation	31,956	33,787	63,840	68,666
Total corporate expenses	2,215,509	2,002,214	5,260,529	4,336,084
Loss from operations	(3,787,151)	(2,704,420)	(7,487,658)	(5,798,179)

Other income (expense):
Interest expense	(3,121)	(4,985)	(6,668)	(10,605)
Interest and other income, net	129,593	16,724	227,177	89,610

Net loss	$(3,660,679)	$(2,692,681)	$(7,267,149)	$(5,719,174)

Net loss per common share:
Basic	$(0.03)	$(0.03)	$(0.07)	$(0.06)
Diluted	$(0.03)	$(0.03)	$(0.07)	$(0.06)

Weighted average common shares and common equivalent shares per share data:
Basic	106,260,110	93,429,103	102,153,503	93,346,428
Diluted	106,260,110	93,429,103	102,153,503	93,346,428

URANIUM RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2012	2011
Operating activities:
Net loss	$(7,267,149)	$(5,719,174)
Reconciliation of net loss to cash used in by operations—
Accretion/amortization of asset retirement obligations	46,743	69,019
Depreciation and depletion	291,158	399,848
Impairment of uranium properties	751,772	588,098
Decrease in restoration and reclamation accrual	(879,269)	(752,961)
Stock compensation expense	311,797	579,502
Other non-cash items, net	609	2,288

Effect of changes in operating working capital items—
Increase in receivables	(83,354)	(90,134)
Increase in prepaid and other current assets	46,242	17,394
(Increase ) decrease in payables, accrued liabilities and deferred credits	1,672,138	(1,185,614)
Net cash used in operations	(5,109,313)	(6,091,734)

Investing activities:
Increase in certificates of deposit, restricted	(46,715)	(1,018,354)
Increase in notes receivable – Neutron credit and financing agreement	(3,156,765)	—
Additions to property, plant and equipment—
Kingsville Dome	(537,187)	(73,913)
Vasquez	(10,045)	(15,100)
Rosita/Rosita South	(29,943)	(92,080)
Los Finados	(5,950)	(88,237)
Churchrock	(2,016,662)	(9,899)
Crownpoint/Section 13	(197,042)	—
Other property	(358,619)	(28,812)
Proceeds from joint venture agreement	—	300,000
Net cash used in investing activities	(6,358,928)	(1,026,395)

Financing activities:
Payments on borrowings	(31,702)	(45,984)
Issuance of common stock, net	11,434,055	21,345
Net cash provided by (used in) financing activities	11,402,353	(24,639)
Net decrease in cash and cash equivalents	(65,888)	(7,142,768)
Cash and cash equivalents, beginning of period	2,890,263	15,386,472
Cash and cash equivalents, end of period	$2,824,375	$8,243,704

Non-cash transactions:

Issuance of common stock in settlement of deferred compensation	$—	$697,027
Issuance (forfeiture) of restricted stock to employees and directors	$341	$176
Capital lease obligations	$24,931	$—

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Company:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer